Exhibit 99.2

Transcript: OCC –Q3 2019 Earnings Conference Call - 09/16/19 12:00 PM

C O R P O R A T E   P A R T I C I P A N T S

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - Director

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

P R E S E N T A T I O N

Operator

Good morning. My name is Maria, and I'll be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter 2019 earnings conference call. (Operator Instructions) Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Good afternoon, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2019 conference call. By this time,everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning every -- good afternoon, everyone. I will begin the call today with a few opening remarks regarding our third quarter of fiscal year 2019. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2019 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

While our results continue to reflect reduced order volumes from a significant customer, we were pleased to achieve sales growth among all other customers, 9.5% during the third quarter and 6.5% during the nine months ended July 31, 2019, in both cases compared to the same periods last year. We believe this reflects the actions we are taking to drive top line growth and strong demand for OCC's integrated solutions, particularly in our specialty markets.

Beginning in the second quarter of fiscal year 2019, OCC has focused on cost control and correcting unintended throughput constraints and inefficiencies at our Roanoke facility that negatively impacted the Company's financial and operational results in the nine months of fiscal year 2019,and particularly in the first quarter of fiscal year 2019.

These throughput constraints resulted from the expansion, training and restructuring of the Company's manufacturing workforce and from process changes toward the end of fiscal year 2018, initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term.

Efforts to control costs and enhance operational efficiency are ongoing. So far this fiscal year, we have made changes that ultimately are expected to reduce annual costs by approximately $1 million. We believe the benefits of some of the cost reductions and changes that we have made, and are continuing to make, will not be fully realized until after the fourth quarter of fiscal year 2019.

Looking ahead, operating efficiently and executing on our sales and marketing initiatives to capture growth opportunities remain our top priorities.Our business is strong and we are excited about the opportunities we see to deliver enhanced shareholder value.

And with that, I will now turn the call over to Tracy Smith, who will review some of the specifics regarding our third quarter financial results.

Transcript: OCC –Q3 2019 Earnings Conference Call - 09/16/19 12:00 PM

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2019 were $17.4 million, a decrease of 24.9% compared to net sales of $23.1 million for the third quarter of fiscal 2018. Consolidated net sales for the first nine months of fiscal year 2019 were $53.1 million, a decrease of 21.4% compared to net sales of $67.6 million for the same period last year.

The decrease in net sales when comparing the third quarter and first nine months of fiscal year 2019 year-over-year is the result of a number of large orders from one customer in the third quarter and first nine months of fiscal year 2018 that did not recur at the same levels in the third quarter and first nine months of fiscal year 2019. Net sales for this customer decreased $7.2 million and $17.3 million, respectively, in the third quarter and first nine months of fiscal 2019.

Consolidated net sales to all other customers increased 9.5% during the third quarter and increased 6.5% in the first nine months of fiscal 2019 compared to the same periods last year, excluding net sales from this one customer from all periods.

Turning to gross profit. Gross profit was $4.5 million in the third quarter of fiscal 2019 compared to $7 million in the third quarter of fiscal 2018.Gross profit margin, or gross profit as a percentage of net sales, was 25.9% in the third quarter of fiscal 2019 compared to 30.4% in the third quarter of fiscal 2018.

Gross profit was $13.4 million in the first nine months of fiscal 2019 compared to $21.2 million in the first nine months of fiscal 2018. Gross profit margin, or gross profit as a percentage of net sales, was 25.2% in the first nine months of fiscal 2019 compared to 31.4% in the first nine months of fiscal 2018.

Our gross profit margins tend to be higher when we achieve higher net sales level as certain fixed manufacturing costs are spread over higher sales. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, which continued to be a factor putting downward pressure on our gross profit margin during the third quarter and first nine months of fiscal year 2019.

And as Neil noted, gross profit margin in the third quarter and first nine months of fiscal year 2019 continued to be negatively impacted by the unintended throughput constraints and inefficiencies which we have been working to correct this year.

SG&A expenses decreased 14.9% to $5.4 million during the third quarter of fiscal 2019 compared to $6.4 million for the same period last year. Sequentially, SG&A expenses decreased 6.2% during the third quarter of fiscal year 2019 when compared to $5.8 million during the second quarter of fiscal year 2019.

SG&A expenses decreased 7% to $18 million during the first nine months of fiscal 2019 compared to $19.3 million from the same period last year. The decrease in SG&A expenses during the third quarter and first nine months of fiscal 2019 compared to the same periods last year was primarily the result of decreases in employee-related costs, including employee incentives, share-based compensation and commissions. This can be attributed to decreased net sales and our financial results during the third quarter and first nine months of fiscal 2019.

OCC recorded a net loss of $1.1 million, or $0.15 per basic and diluted share, for the third quarter of fiscal 2019 compared to net income of $438,000, or $0.06 per basic and diluted share, for the third quarter of fiscal 2018.

OCC recorded a net loss of $5 million, or $0.68 per basic and diluted share, for the first nine months of fiscal 2019 compared to net income of $1.4 million, or $0.19 per basic and diluted share, for the first nine months of fiscal 2018.

Subsequent to our fiscal quarter end, we entered into a loan modification agreement with our lender to modify our credit agreement. Pursuant to the agreement, OCC agreed to reduce the total aggregate amount of funds available for lending under the credit agreement from $7 million to $6.5 million; reduce the aggregate outstanding balance under our credit agreement by $500,000 on or before November 29, 2019, by reducing the outstanding principal balances on each of our term loans by $250,000; and an interest rate on advances under the revolver of prime lending rate plus 0.25% effective September 10, 2019. In exchange for this consideration, the current ratio financial covenant was suspended for the fiscal quarter ended July 31, 2019.

As of July 31, 2019, we had outstanding borrowings of $5.7 million on our revolving credit note and $1.3 million in available credit. We also had outstanding loan balances of $6.2 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we're only taking live questions from analysts and institutional investors.

Transcript: OCC –Q3 2019 Earnings Conference Call - 09/16/19 12:00 PM

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) And I'm showing no questions at this time, sir. I'd like to turn it back to Mr. Wilkin for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Before we provide any closing remarks, I would like to ask Aaron if we have any questions submitted by shareholders or other questions we're going to be answering today.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

So the first part-- yes, we did receive shareholder questions. First one is for the purpose of stock buyback, does the Company calculate,discuss and debate the Company's value on an ongoing basis?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Our Board of Directors and the management team does periodically evaluate allocating capital with the goal of achieving the highest returns for our shareholders. That includes potentially returning capital to shareholders among other options. At this time, we believe that the best use of the capital that we have is to create enhanced returns -- to create enhanced returns for shareholders is to continue investing in the actions we're taking to drive top line growth and capture the demand for our products that we're seeing, particularly in the specialty markets, as well as focus on operating more efficiently.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. What role is David Goode playing at OCC?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

So I think we've discussed this matter before. And as we -- I believe we've mentioned on previous earnings calls, Mr. Goode is not playing any active role with OCC, although we do believe he's an important financial investor in the Company.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Okay. The next question. Today's press release disclosed decreases in net sales to a customer in the third quarter of fiscal 2019 as compared to the prior year. Rather than expressing sales to that customer in terms of change, can you disclose the Q3 sales to that customer?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. We've typically never disclosed specific sales numbers of any customer, and so we're not planning on doing it this time. We have tried to include, and have included, in our SEC filings, disclosures that we believe provide enough information about what's going on with this particular customer.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Okay. The next question. Does the language "reduce the total aggregate amount of funds available for lending under the credit agreement from $7 million to $6.5 million" mean your revolver has been reduced?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I'm going to let Tracy answer the question about the revolver.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Yes. There will be additional information in the 10-Q that we plan to file later today. But yes, that's accurate.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Okay. Next question. For how long is Pinnacle Bank suspending the current ratio?

Transcript: OCC –Q3 2019 Earnings Conference Call - 09/16/19 12:00 PM

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I'll take that one. The current ratio covenant was suspended for the third quarter. Beyond that, we're not going to speculate.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Okay. Other than the current ratio financial covenant which was waived, are you in compliance with all other Pinnacle Bank covenants on the credit agreement revolver and term loans? Did you receive any waivers in addition to the current ratio financial covenant?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

In the third quarter, there are two financial covenants required to be met: one is the total liabilities to tangible net worth ratio, for which we are in compliance; the second is the current ratio, which was suspended for the third quarter.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Okay. Does OCC expect to remain compliant or expect any violations of any covenants at the end of fiscal year 2019? What actions will the Company take to ensure it will be in compliance with the Pinnacle Bank covenants at the end of the year?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

We do not speculate on hypotheticals. Our balance sheet is strong. And with the recent loan modification, we are currently in compliance.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

What are the calculations of all Pinnacle Bank covenants as of July 31, 2019?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

That information is available in our SEC filings that are currently filed and that will be filed later today.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Do you expect that Pinnacle Bank will extend the expiration date of the revolver beyond June 30, 2020? Does OCC have contingency plans in the event that Pinnacle Bank decides not to extend the revolver's expiration date?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Again, we won't speculate on hypotheticals. Our balance sheet is strong, and we regularly evaluate all of our options with regards to financing.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Next. Does the increase in current liabilities and decrease in non current liabilities in the balance sheet, provided in the press release, suggest that the revolver is now classified as a current liability? In other words, will the revolver expire on June 30, 2020, absent an extension at a future date?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Yes. OCC's revolver was previously classified as non current because expiration was more than a year out at balance sheet dates reported previously. In this quarter, we classified the revolver as current, as the current maturity date of the revolver is June 30, 2020.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. And then last question. What is the exact language of Pinnacle Bank's total liabilities to tangible net worth covenant waiver for April 30,2019, which has not yet been filed with the SEC? Will you release in an SEC filing the language of the Pinnacle Bank waiver of noncompliance on the total liabilities to tangible net worth ratio covenant for the quarter ended April 30, 2019?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

All the relevant information regarding the revolver and the waiver last quarter was disclosed in our SEC filings.

Transcript: OCC –Q3 2019 Earnings Conference Call - 09/16/19 12:00 PM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. That was the last question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron, and thank you all for submitting your questions. I would like to thank everyone for listening to our third quarter conference call today. And as always, we appreciate your time and your interest in OCC. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's call. You may now disconnect.